Exhibit 99.2

MID-ATLANTIC CONVENIENCE STORES, LLC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Reports of Independent Certified Public Accountants	2

Consolidated Balance Sheets as of December 31, 2012 and December 31, 2013	4

Consolidated Statements of Operations and Comprehensive Income for the Years Ended December 31, 2011 and December 31, 2012, the period from January 1, 2013 to October 2, 2013 and the period from October 3, 2013 to December 31, 2013	5

Consolidated Statements of Equity for the Years Ended December 31, 2011 and December 31, 2012, the period from January 1, 2013 to October 2, 2013 and the period from October 3, 2013 to December 31, 2013	6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2011 and December 31, 2012, the period from January 1, 2013 to October 2, 2013 and the period from October 3, 2013 to December 31, 2013	7

Notes to Consolidated Financial Statements	9

Report of Independent Certified Public Accountants

Member

Mid-Atlantic Convenience Stores, LLC

We have audited the accompanying consolidated financial statements of Mid-Atlantic Convenience Stores, LLC (successor, a Delaware limited liability company) and subsidiaries and MACS Holdings, LLC (predecessor, a Delaware limited liability company) and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013 (successor), and the related consolidated statements of operations and comprehensive income, equity, and cash flows for the period from October 3, 2013 to December 31, 2013 (successor) and the period from January 1, 2013 to October 2, 2013 (predecessor), and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mid-Atlantic Convenience Stores, LLC and subsidiaries as of December 31, 2013 (successor), and the results of their operations and their cash flows for the period from October 3, 2013 to December 31, 2013 (successor) and the results of MACS Holdings, LLC and subsidiaries’ operations and their cash flows for the period from January 1, 2013 to October 2, 2013 (predecessor) in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Dallas, Texas

October 21, 2014

Independent Auditor’s Report

To the Members of MACS Holdings, LLC:

We have audited the accompanying consolidated financial statements of MACS Holdings, LLC and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations and comprehensive income, equity, and cash flows for each of the two years in the period ended December 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MACS Holdings, LLC and its subsidiaries at December 31, 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Richmond, Virginia

April 15, 2013

Mid-Atlantic Convenience Stores, LLC

Consolidated Balance Sheets

	MACS	MACS Holdings
	Successor	Predecessor
	December 31, 2013	December 31, 2012
	(in thousands except units)
Assets
Current assets:
Cash and cash equivalents	$16,401	$1,797
Accounts receivable, net	7,819	9,860
Affiliated receivable	156	—
Environmental receivable	694	694
Inventories	9,056	8,477
Prepaid expenses	1,164	1,629
Assets held for sale	666	786
Total current assets	35,956	23,243
Property, plant & equipment, net	376,880	344,863
Intangible assets, net	96,943	10,516
Deferred financing costs	5,333	6,000
Goodwill	107,781	41,299
Environmental receivable	1,867	2,570
Other assets	10,858	11,001
Total assets	$635,618	$439,492
Liabilities & Equity
Current liabilities:
Accounts payable	$10,489	$15,024
Affiliated payable	1,270	—
Accrued liabilities	8,439	2,247
Revolver	—	512
Current maturities of long term debt	8,579	22,892
Current maturities of capital leases	268	587
Liability for environmental remediation	694	694
Total current liabilities	29,739	41,956
Long-term debt, net of current maturities	180,176	272,289
Capital leases, net of current maturities	3,755	2,299
Other liabilities	13,858	15,563
Total liabilities	227,528	332,107
Equity:
Preferred units (115,518 units authorized, issued and outstanding)	—	115,518
Common units (23,725 units authorized, issued and outstanding)	—	23,725
Capital	412,254	—
Retained earnings	4,609	(20,269)
Total equity attributable to MACS/MACS Holdings	416,863	118,974
Noncontrolling interest	(8,773)	(11,589)
Total equity	408,090	107,385
Total liabilities & equity	$635,618	$439,492

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Consolidated Statements of Operations and Comprehensive Income

	MACS	MACS Holdings
	Successor	Predecessor
	Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	(in thousands)
Revenues:
Merchandise sales	$24,312	$72,907	$100,263	$69,287
Fuel sales	314,391	1,070,066	1,430,349	1,415,938
Other income	164	452	711	655
Total revenues	338,867	1,143,425	1,531,323	1,485,880
Cost of sales:
Merchandise	18,275	53,851	77,375	50,016
Fuel	301,688	1,028,202	1,374,999	1,359,985
Total cost of sales	319,963	1,082,053	1,452,374	1,410,001
Gross margin	18,904	61,372	78,949	75,879
Lease revenue	6,482	19,602	26,393	27,960
Operating expenses
Compensation and benefits	5,377	16,780	20,668	20,029
General and administrative	2,818	10,822	15,070	17,089
Other operating	1,510	3,652	6,007	5,902
Rent	1,256	3,484	4,701	5,283
Asset impairments and loss (gain) on disposal of assets, net	1	1,510	2,480	(1,622)
Depreciation, amortization and accretion	6,368	11,770	18,996	17,862
Acquisition transaction costs	—	6,555	—	100
Total operating expenses	17,330	54,573	67,922	64,643
Income from operations	8,056	26,401	37,420	39,196
Other expense
Interest expense, net	2,499	22,327	26,933	29,466
Board and management fees	244	1,182	1,638	1,802
Net income and comprehensive income	$5,313	$2,892	$8,849	$7,928
Net income and comprehensive income attributable to noncontrolling interest	(704)	(2,112)	(3,304)	(2,281)
Net income and comprehensive income attributable to MACS/MACS Holdings	$4,609	$780	$5,545	$5,647

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Consolidated Statements of Equity

	MACS Holdings
	Predecessor
							Total
	Capital	Preferred		Common		Accumulated	MACS	Noncontrolling
		Units	$	Units	$	Deficit	Holdings	Interests	Total
	(in thousands)
Balance, December 31, 2010	$—	115,518	$115,518	23,725	$23,725	$(27,482)	$111,761	$(13,196)	$98,565
Net income and comprehensive income	—	—	—	—	—	5,647	5,647	2,281	7,928
Member distribution	—	—	—	—	—	(3,979)	(3,979)	(1,057)	(5,036)
Balance, December 31, 2011	—	115,518	115,518	23,725	23,725	(25,814)	113,429	(11,972)	101,457
Net income and comprehensive income	—	—	—	—	—	5,545	5,545	3,304	8,849
Member distribution	—	—	—	—	—	—	—	(2,921)	(2,921)
Balance, December 31, 2012	—	115,518	115,518	23,725	23,725	(20,269)	118,974	(11,589)	107,385
Net income and comprehensive income	—	—	—	—	—	780	780	2,112	2,892
Member distribution	—	—	—	—	—	(21,682)	(21,682)	—	(21,682)
Balance, October 2, 2013	$—	115,518	$115,518	23,725	$23,725	$(41,171)	$98,072	$(9,477)	$88,595

	MACS
	Successor
	Capital	Preferred		Common		Retained	Total	Noncontrolling
		Units	$	Units	$	Earnings	MACS	Interests	Total
	(in thousands)
Balance, October 3, 2013	$412,254	—	$—	—	$—	$—	$412,254	$(9,477)	$402,777
Net income and comprehensive income	—	—	—	—	—	4,609	4,609	704	5,313
Balance, December 31, 2013	$412,254	—	$—	—	$—	$4,609	$416,863	$(8,773)	$408,090

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Consolidated Statements of Cash Flows

	MACS	MACS Holdings
	Successor	Predecessor
	Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
	(in thousands)
Cash flows from operating activities:
Net income (loss) and comprehensive income (loss)	$5,313	$2,892	$8,849	$7,928
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, amortization and accretion	6,368	11,770	19,069	18,292
Amortization of debt issue costs	65	6,050	2,215	3,393
Amortization of fair value premium	—	—	(391)	(976)
Asset impairments and loss (gain) on disposal of assets, net	1	1,510	2,480	(1,622)
Straight-line rent	—	(218)	(460)	190
Mark-to-market valuation adjustment	—	(488)	(313)	732
Accrued interest added to long-term debt	—	(683)	2,284	2,014
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	1,666	391	585	(1,933)
Affiliated receivables	(155)	—	—	—
Inventories	(852)	273	(6)	(1,896)
Prepaid expenses	2,222	(1,757)	701	(424)
Other non-current assets	(685)	1,707	—	—
Accounts payable and accrued liabilities	(5,567)	7,024	(6,116)	(82)
Other non-current liabilities	51	(665)	—	—
Other	11	—	(75)	(309)
Net cash provided by (used in) operating activities	8,438	27,806	28,822	25,307
Cash flows from investing activities:
Reduction in restricted cash	75	—	761	1,071
Capital expenditures	(3,480)	(4,710)	(12,593)	(5,764)
Proceeds from sale of property and equipment	5	—	2,390	19,388
Other investing	—	120	107	(103)
Net cash provided by (used in) investing activities	(3,400)	(4,590)	(9,335)	14,592
Cash flows from financing activities:
Net borrowings (repayments) under revolver	—	—	409	(1,854)
Payment of debt issuance costs	—	(5,220)	(87)	(1,467)
Tax distributions to members	—	(21,682)	—	(3,979)
VIE member distributions	—	—	(2,920)	(1,057)
Principal payments on capital leases and long-term debt	(2,015)	(123,849)	(16,670)	(51,546)
Net proceeds from issuance of long-term debt	—	138,255	1,350	—
Affiliate payable	1,270	—	—	—
Other financing	(37)	—	(552)	25
Net cash provided by (used in) financing activities	(782)	(12,496)	(18,470)	(59,878)
Net increase (decrease) in cash and cash equivalents	4,256	10,720	1,017	(19,979)
Cash and cash equivalents at beginning of period	12,145	1,797	780	20,759
Cash and cash equivalents at end of period	$16,401	$12,517	$1,797	$780

	MACS	MACS Holdings
	Successor	Predecessor
	Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Supplemental disclosure of cash flow information
Interest paid	$2,477	$22,175	$23,264	$25,298
Non-cash transactions
Exchange of sites	$—	$—	$—	$2,894

See accompanying notes

Mid-Atlantic Convenience Stores, LLC

Notes to Consolidated Financial Statements

(dollars in thousands)

1.                                      Organization and Nature of Business

Mid-Atlantic Convenience Stores, LLC (“MACS” or “the Company”) is a leading convenience store operator in Maryland and Virginia. With a network of approximately 300 company-owned and dealer operated retail locations, in addition to its wholesale fuel distribution network, MACS is one of the largest distributors of ExxonMobil and Sunoco fuels in the region. MACS is also the exclusive developer for the Circle K® brand in Delaware, Maryland, Virginia and Washington, D.C. operating 70 locations in Maryland and Virginia.

On October 3, 2013, MACS was acquired by an indirect, wholly-owned subsidiary of Energy Transfer Partners, L.P. (“ETP”).  As a result of this transaction, MACS became a consolidated entity of ETP and applied “push-down” accounting which required its assets and liabilities to be adjusted to fair value on the closing date.  Due to the application of push-down accounting, the MACS consolidated financial statements and certain footnote disclosures are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented.  The periods prior to the acquisition date, October 3, 2013, are identified as “Predecessor” and the period from October 3, 2013 forward is identified as “Successor”.

MACS Holdings, LLC (“MACS Holdings”), the former parent company of MACS, is presented as the Predecessor in these consolidated financial statements.  MACS and the Variable Interest Entities in footnote 4 comprised substantially all of the consolidated assets and operations of MACS Holdings during the Predecessor periods.  References to the Company within these consolidated financial statements refer to MACS Holdings for the Predecessor periods and MACS for the Successor period.

MACS, along with the assistance of a third party valuation firm, determined the estimated fair value of its assets and liabilities as of the date of acquisition by ETP.  The carrying values of MACS assets and liabilities (excluding Property, Plant and Equipment & Intangibles) were assumed to approximate their fair values.  MACS’ identifiable intangible assets consist primarily of dealer relationships, the fair value of which were estimated by applying a discounted cash flow approach which was adjusted for customer attrition assumptions and projected market conditions.  The amount of goodwill recorded by MACS through “push-down” accounting represents the excess of ETP’s purchase price over the fair value of MACS’ assets and liabilities.  The following table summarizes the final allocation of the assets and liabilities of MACS.

October 3, 2013
(in thousands)
Current assets	$34,626
Property, plant and equipment	377,713
Goodwill	107,781
Intangible assets	99,000
Other noncurrent assets	17,767
Current liabilities	(31,600)
Other noncurrent liabilities	(202,510)
Total assets and liabilities	$402,777

2.                                      New Accounting Pronouncements

FASB ASU No 2014-09.  In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606)  (“ASU 2014-09”), which clarifies the principles for recognizing revenue based on the core principle that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period, with earlier adoption not permitted. ASU 2014-09 can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently evaluating the impact, if any, that adopting this new accounting standard will have on our revenue recognition policies.

3.                                      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“GAAP”).  The consolidated financial statements of the Company include accounts of all wholly owned subsidiaries and all entities in which the Company has a direct or indirect controlling financial interest in Variable Interest Entities (“VIE”). Intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include investments with original maturities of three months or less.  As of December 31, 2013 and 2012, the Company held approximately $22,270 and $6,452 of cash and restricted cash in excess of government insured limits.

Restricted Cash and Security Deposits

Total security deposits payable was $4,649 and $4,640 as of December 31, 2013 and 2012, respectively, and is included in other long-term liabilities. Restricted cash is included in other long term assets on the consolidated balance sheet and consists of the following (in thousands):

	December 31, 2013	December 31, 2012

Funds held on security deposits	$3,852	$4,272
Held by VIE for certain environmental and rent escrows	3,335	3,335
Total restricted cash	$7,187	$7,607

Accounts Receivable

At each balance sheet date, the Company assesses its need for an allowance for potential losses in the collection of its receivables. Accounts that are outstanding longer than the payment terms are considered past due. As its receivables are typically from dealers, vendors, and petroleum companies in the ordinary course of business, the Company has not experienced significant write-offs. The Company will write off receivables after determination that the balances are uncollectible.

Receivables consist of the following (in thousands):

	December 31, 2013	December 31, 2012

Dealer receivables	$3,018	$4,854
Fuel and other tax receivables	3,316	2,973
Vendor receivables	782	1,070
Other	840	1,109
Total account receivables	7,956	10,006
Less: Allowance for doubtful accounts	(137)	(146)
Accounts Receivable, net	$7,819	$9,860

Inventories

Merchandise inventories are stated at the lower of cost or market using the retail inventory method as of December 31, 2013 and 2012. Fuel inventories are stated at the lower of cost or market average cost using the weighted average costs basis.  Inventories consist of the following (in thousands):

	December 31, 2013	December 31, 2012

Merchandise	$4,960	$4,659
Fuel	4,096	3,818
Inventories	$9,056	$8,477

Assets Held For Sale

Long term assets are reclassified as held for sale when management has committed to a plan to sell the assets and they are ready for immediate sale. Assets are reduced to their net realizable value, if necessary, when they are reclassified.

Goodwill

Goodwill, which represents the excess of the purchase price in a business combination over the fair value of net assets acquired, is tested for impairment annually or more often if warranted by events or changes in circumstances indicating that the carrying value may exceed the estimated fair value.

In September 2011, the Financial Accounting Standards Board (“FASB”) codified guidance related to the testing of goodwill for impairment. The guidance provides entities with the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is not less than its carrying amount, then performing the two-step impairment test is not required. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test. Entities have the option of bypassing the qualitative analysis in any period and proceeding directly to the two-step impairment test. The provisions of this guidance, effective for the Company beginning January 1, 2012, did not have an impact on the Company’s consolidated financial statements and disclosures.

The Company’s impairment testing of goodwill is performed as of October 1, and no impairment has been recorded by the Company during the periods presented in the Consolidated Financial Statements. In addition, no cumulative impairment has been recorded. Goodwill consists of the following (in thousands):

Balance, December 31, 2011	$41,771
Conversion of Dealer Sites	126
Transfers	—
Sold sites	(598)
Balance, December 31, 2012 and October 2, 2013	$41,299

Balance, October 3, 2013	$0
ETP Acquisition	107,781
Balance, December 31, 2013	$107,781

Other Assets

Included in other assets are notes receivable related to the 2011 sale of five dealer operated sites. The notes range from $100 to $600, interest rate is 10%, and they will be paid by 2015.  As of December 31, 2013 and 2012, the total balance due is $1,376 and $1,652, respectively. Other assets consist of the following (in thousands):

	December 31, 2013	December 31, 2012

Restricted cash	$7,187	$7,607
Notes receivable	1,832	2,094
Deferred rent income	849	539
Prepaid expenses	94	564
Other	896	197
Total other assets	$10,858	$11,001

Property and Equipment

Property and equipment, including leasehold improvements, are carried at cost or at the fair value of the assets as of the acquisition date.  Depreciation for financial reporting purposes is computed by the straight-line method over the shorter of estimated useful asset lives or lease terms of the respective assets.

Impairment of Long-lived Assets

The Company reviews long-lived assets, including definite-lived intangible assets, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company performs an undiscounted operating cash flow analysis to determine if an impairment exists. For purposes of recognition and measurement of an impairment for assets held for use, the Company groups assets and liabilities at the lowest level for which cash flows are separately identifiable, which is generally at the store level. If an impairment is determined to exist, any related impairment loss is calculated based on fair value. Impairment losses on assets to be disposed of, if any, are based on the estimated proceeds to be received, less costs of disposal.  No material impairments have been recorded by the Company except for the write off of a trade name acquired on June 23, 2010, in the amount of $980 during the year ended December 31, 2012.

Asset Retirement Obligations

The Company recognizes the estimated future cost to decommission underground storage tanks over the estimated useful life of the storage tank. The Company records a discounted liability, which is recorded in other long-term liabilities, for the fair value of an asset retirement obligation at the time an underground storage tank is installed or acquired. The Company amortizes the amount added to long-lived assets and recognizes accretion expense in connection with the discounted liability over the remaining life of the tank. The estimate of the anticipated future costs for decommissioning of an underground storage tank is based on the Company’s and industry historical experience with removal. The Company will compare the cost estimates to the actual decommissioning cost experienced on an annual basis, and when the actual costs exceed the original estimates, an additional liability for estimated future costs to remove the underground storage tanks will be recognized. The recorded asset for asset retirement obligations is included in the fair value of long-lived assets recorded.

A reconciliation of the Company’s liability for the removal of its underground storage tanks is as follows (in thousands):

Balance, December 31, 2011	$5,670
Accretion expense	448
Disposals	(85)
Retirement of tanks	(47)
Balance, December 31, 2012	5,986
Accretion expense	289
Retirement of tanks	(113)
Balance, October 2, 2013	$6,162

Balance, October 3, 2013	$6,162
Accretion expense	96
Retirement of tanks	(37)
Balance, December 31, 2013	$6,221

Environmental Remediation Liabilities

The Company accrues for environmental remediation liabilities when it is probable a liability has been incurred and the amount of loss can be reasonably estimated.  The estimated liabilities are not discounted.

Revenue Recognition

Revenues from the two primary product categories, merchandise and fuel, are recognized at the time of sale or when fuel is delivered to the customer.  The Company charges its wholesale customers for third-party transportation costs, which are included in revenues and cost of sales.  The Company derives other income from ancillary product and service offerings that are recognized at the point of sale.

The Company derives revenues from leasing real estate to third-party dealers which are recorded based on the terms of the underlying lease agreements. Revenues on lease agreements with contractual escalations are recognized on a straight-line basis over the life of the lease.

Vendor Allowances, Rebate and Deferred Branding Incentives

The Company receives payments for vendor allowances, volume rebates, and branding incentives related to its fuel supply contracts and other supply arrangements in connection with various programs.  Earned payments are recorded as a reduction to cost of sales or expenses to which the particular payment relates.  Unearned payments are deferred and amortized as earned over the term of the respective agreement. The following table represents rebates the Company earned and recognized (in thousands):

MACS	MACS Holdings
Successor	Predecessor
Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
$394	$1,674	$2,486	$2,378

Motor Fuel Taxes

Certain motor fuel taxes are collected from customers and remitted to governmental agencies either directly or through suppliers.  The following table represents taxes on retail fuel sales included in gross fuel sales and cost of fuel sold (in thousands):

MACS	MACS Holdings
Successor	Predecessor
Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
$10,799	$35,897	$43,720	$36,616

Advertising Costs

The following table represents advertising costs expensed when incurred (in thousands):

MACS	MACS Holdings
Successor	Predecessor
Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
$149	$246	$779	$352

Derivative Instruments and Hedging Activities

The Company periodically enters into interest rate swaps to manage its interest rate risk.  The Company does not utilize hedge accounting and therefore records the fair value of its swaps on the balance sheet in other long-term assets or liabilities, with a corresponding adjustment recorded in interest expense.

Concentration Risk

The following table represents the percent of motor fuel purchases supplied by Exxon (See Note 10, Supply Agreements):

MACS	MACS Holdings
Successor	Predecessor
Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
93%	93%	91%	91%

Income Taxes

No provision for income taxes is required for MACS or MACS Holdings since each member is individually liable for any income tax that may be payable on its share of the MACS or MACS Holdings taxable income, respectively.

Right of Offset

The Company offsets assets and liabilities in which the debtor has a legal right to discharge all or a portion of the debt owed to another party by applying against the debt an amount the other party owes to the debtor. Included in accounts payable as of December 31, 2013 and 2012, is $515 and $35, respectively, of book overdrafts for outstanding checks.

Fair Value Measurements

The Company uses fair value measurements to measure, among other items, purchased assets and investments, leases and derivative contracts. The Company also uses such measurements to assess impairment of properties, equipment, intangible assets, and goodwill. The guidance does not apply to inventory pricing.

Where available, fair value is based on observable market prices or parameters, or is derived from such prices of parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

The Company prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1                      Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2                      Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3                      Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair Value of Financial Instruments

The carrying amounts recorded for cash, accounts receivable, certain other current assets, accounts payable, and accrued expenses and other current liabilities in the consolidated financial statements approximate fair value because of the short-term maturity of the instruments.

4.                                      Variable Interest Entities

The Company entered into agreements with affiliated entities of the Uphoff Unitholders (members of MACS Holdings prior to the ETP Acquisition) to lease the property, buildings and improvements of 35 sites that are operated by the Company.  Under the terms of the purchase agreement of the Southside Oil Group, the Company has the right to purchase the underlying assets of 35 of these leases, along with the assumption of associated debt of up to $54,300, for $20,000 less any unreimbursed costs or claims against the Uphoff Unitholders and accrued excess rent, plus any funds disbursed from the excess rent account to the Company or Catterton (members of MACS Holdings prior to the ETP Acquisition).  In December 2012, one of the agreements was amended to exclude one site and reduce the purchase price by the dissolution of approximately $556 of debt for the site. The purchase option was assigned no value in the purchase price allocation, or at December 31, 2013 or 2012, as the fair value of the sites, less the value of associated debt, is less than the exercise price of the option.  Because of the purchase option described above, as well as the terms of the leases, the Company is determined to be the primary beneficiary of these entities, and therefore the Company has consolidated these entities.

The assets and liabilities of the VIEs consist of the following (in thousands):

	December 31, 2013	December 31, 2012

Current assets	$339	$37
Property, plant & equipment, net	46,912	48,484
Other long-term assets	3,665	3,665
Accrued liabilities	(490)	(490)
Long-term debt, including current maturities of $3,981 and $4,325	(58,009)	(62,095)
Other long-term liabilities	(1,190)	(1,190)

The creditors under the VIEs’ borrowing arrangements do not have recourse to the Company’s assets in the event of default on the VIE long-term debt.

5.                                      Acquisitions and Divestitures

On February 7, 2012 the Company sold all of its transport assets, with a net book value of $1,334, to a third party carrier for gross proceeds of $2,850.  At the same time, the Company entered into a multi-year hauling agreement for all of its locations with the buyer. During 2012, the Company converted two dealer operated sites to company operations. The total consideration paid was $125.  The Company also converted one company operated site to a dealer operated site.

During 2013, the Company sold three dealer operated sites for gross proceeds of $2,485 during the Predecessor period.  The Company purchased one dealer operated site and converted it to a company operated site during the Successor period.  The Company also leased two company operated sites (one in each period) and converted four company operated sites into dealers sites (one of which ceased operations in 2013), one in the Predecessor period and three in the Successor period.

6.                                      Property, Plant and Equipment

Property, plant and equipment consist of the following (in thousands):

	December 31, 2013	December 31, 2012	Useful Lives

Land	$197,067	$182,547	—
Buildings and site improvements	113,031	123,167	2-37 years
Petroleum and store equipment	69,414	66,256	1-34 years
Transportation vehicles	94	148	2-10 years
Furniture, fixtures and computer equipment	1,585	2,578	3-7 years
Total property, plant and equipment	381,191	374,696
Less accumulated depreciation	(4,311)	(29,833)
Property, plant and equipment, net	$376,880	$344,863

Depreciation expense on property, plant and equipment consist of the following (in thousands):

MACS	MACS Holdings
Successor	Predecessor
Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
$4,311	$8,249	$13,147	$13,179

7.                                      Intangible Assets

The Company has finite-lived intangible assets that are amortized over the respective lives of the agreement or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.  Unfavorable lease arrangements are included in other long-term liabilities.

Intangible assets consist of the following:

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Useful Lives
	(in thousands)
Trade name	$5,000	$—	$5,000	Indefinite
Franchise	4,000	(100)	3,900	10 years
Dealer relationships	90,000	(1,957)	88,043	11-12 years
Total intangibles	$99,000	$(2,057)	$96,943

	December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Useful Lives
	(in thousands)
Trade name	$5,879	$(5,879)	$—	3 years
Supply agreements	13,876	(6,061)	7,815	3-11 years
Franchise agreements	3,078	(759)	2,319	12-14 years
Noncompete agreement	825	(516)	309	4 years
Favorable lease arrangements	634	(561)	73	2-4 years
Intangible assets	24,292	(13,776)	10,516
Unfavorable lease arrangements	(1,968)	790	(1,178)	5-17 years
Total intangibles, net	$22,324	$(12,986)	$9,338

Total amortization expense on finite-lived intangibles included in depreciation, amortization and accretion consist of the of the following (in thousands):

MACS	MACS Holdings
Successor	Predecessor
Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
$2,057	$1,456	$5,537	$13,179

Amortization of intangibles included in depreciation, amortization and accretion is estimated to be as follows for the years ending December 31 (in thousands):

2014	$8,226
2015	8,226
2016	8,226
2017	8,226
2018	8,226

8.                                      Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31, 2013	December 31, 2012

Interest	$484	$186
Payroll and related	2,167	769
Other	5,788	1,292
Total accrued liabilities	8,439	2,247

Other consists of various accruals for professional fees, utilities, maintenance and taxes.

9.                                      Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31, 2013	December 31, 2012

Senior Credit Facility:
Senior Term Loan	$—	$149,081
Revolver	—	512
Senior Term Loan on Uphoff properties	34,385	36,385
Senior Subordinated Notes	23,624	83,167
Other	130,746	26,548
Total Long-term Debt	188,755	295,693
Less revolver and current portion	(8,579)	(23,404)
Long-term portion	$180,176	$272,289

On April 4, 2013, the Company completed a sale leaseback transaction with two separate companies for 50 of its dealer operated sites. The gross proceeds were $133,645.  The proceeds were used to pay off the Subordinated Notes balance of $83,635 and approximately $20,500 of the Senior Credit Facility.  In conjunction with this transaction, the Company entered into a third amendment with the senior lender that allowed the repayment of Subordinated Notes. For GAAP purposes, the Company has not met the criteria for sale leaseback accounting and therefore this transaction will be accounted for as a financing arrangement over the course of the lease agreement.

At December 31, 2013, and 2012, the fair value of the Company’s debt was estimated to be comparable to the carrying amounts. Aggregate debt maturities, are as follows (in thousands):

2014	$8,579
2015	12,430
2016	10,276
2017	38,850
2018	5,240
Thereafter	113,380
Total aggregate debt maturities	$188,755

Senior Credit Facility

On June 23, 2010, the Company entered into a $235,000 financing agreement (the “Senior Credit Facility”) maturing in 2015 which consists of (i) initial senior term loan borrowings of up to $150,000 (ii) delayed senior term loan borrowings of up to $50,000, and (iii) a revolving credit agreement (the “Revolver”) that provides for $35,000 of aggregate effective borrowings (including a $25,000 subfacility for letters of credit and a $10,000 swing line facility).  At December 31, 2012, the Company had $51 outstanding and $9,392 of letters of credit under the Revolver primarily used to secure supply agreements. The Company drew the maximum amount available under the initial senior term loan of $150,000 on June 23, 2010 to fund the acquisition of the Exxon MD/DE Portfolio.  As of December 31, 2012, the Company had $9,488 in available borrowings under the Senior Credit Facility. The Senior Credit Facility was repaid in full in conjunction with the acquisition by ETP on October 3, 2013. The Senior Credit Facility balance of $116,055 was repaid in conjunction with the ETP acquisition on October 3, 2013.

The Company had the right to prepay all or a portion of the Senior Credit Facility prior to maturity without penalty. Interest was payable monthly or quarterly based on the interest selected.  Interest could have been at Prime rate, Fed Funds Rate, or LIBOR, plus an applicable margin, based on the Company’s ratio of total debt to EBITDA as defined in the Senior Credit Facility.  At December 31, 2012, the interest rate on the initial term loan and delayed term loan was 5.07% and the Revolver was 4.96%. The Company paid fees on the Revolver for unused portions at a rate based on its financial covenants. As of December 31, 2012 the rate was 6.25%.

The Senior Credit Facility was collateralized by a first priority interest in substantially all of the Company’s assets, excluding those owned by the VIEs. The Senior Credit Facility contained financial covenants and other covenants.  The financial covenants included a loan-to-value ratio, debt to EBITDA ratios, a fixed charge coverage ratio and a minimum EBITDA or asset value.  The Company was in compliance with the covenants as of December 31, 2012.

Senior Term Loan on Uphoff Properties

On June 22, 2010, certain consolidated VIEs entered into a senior term loan of $39,000, collateralized by certain real and personal properties of the consolidated variable interest entities. The senior term loan bared interest at LIBOR plus 3.75%, with a floor of 4.5%. As of December 31, 2012, the interest rate was 4.5%. The senior term loan principal and interest was repayable in equal monthly installments over a 20 year period. The loan terms included the right to prepay all outstanding principal at any time, with a penalty of up to 3% depending on the date of repayment.

The senior term loan on Uphoff properties contained financial covenants that included debt service coverage ratios and loan to value ratios that declined over the term of the loan. The individuals that own the Uphoff Unitholders deposited $4,000 into escrow accounts in support of this term loan in two transactions on June 23, 2010 and June 25, 2010. The balance in these accounts at December 31, 2013 and 2012 is $2,824, respectively.

Senior Subordinated Notes

On June 23, 2010, the Company issued unsecured senior subordinated notes (the “Subordinated Notes”) with a principal amount of $60,000.  Total outstanding principal is due upon maturity in 2015 with the Company retaining the right to prepay all or a portion of the note at any time prior to maturity without penalty. Interest is payable quarterly at a rate of 14.75%, with the option to pay 12% in cash with the remaining interest due added to outstanding principal. The Company borrowed $18,000 in additional Subordinated Notes to fund the acquisition of the Exxon VA Portfolio.

The Subordinated Notes contained financial covenants and other covenants that were similar to, and less restrictive than, the Senior Credit Facility.  Any event of default under the Senior Credit Facility would have resulted in an event of default under the Subordinated Notes.

Other Debt

The other debt consisted of loans collateralized by equipment and property with a net book value of $17,953 as of December 31, 2012.  The average stated interest rate for these loans was approximately 6.2% as of December 31, 2012.  The majority of the debt requires monthly principal and interest payments with maturities ranging from 2012 to 2034.  These loans were recorded at their fair values on June 23, 2010 and the related premium of approximately $3,200 is being amortized over the maturity of the debt using the effective interest method, of which $391 included interest expense for the year ended December 31, 2012. These balances were repaid in conjunction with the ETP acquisition on October 3, 2013.

10.                               Supply Agreements

The Company is party to agreements with Exxon to purchase monthly quantities of branded Exxon fuel and the rights to execute franchise agreements with dealers for the sale of branded fuel. Certain agreements contain minimum purchase requirements that, if not met, would permit Exxon to terminate the agreement. The agreements expire in 2015 and 2018. In addition, the agreements grant Exxon a right of first refusal in the event the Company sells a site.

The Company has complied with all minimum purchase requirements in accordance with these agreements as of December 31, 2013.

11.                               Related Party Transactions

Subsequent to the ETP acquisition, the Company executed the following agreements:

The Company is a party to a supply agreement with Sunoco, Inc. (Sunoco), an indirect wholly owned subsidiary of ETP.  The terms of the supply agreement are the same terms that would be available to an unrelated third party.  Payables due to Sunoco under this agreement are included in affiliate payables.

The Company is also a party to a services agreement with Sunoco.  Sunoco provides general and administrative services to the Company under the terms of this agreement.  Payables due to Sunoco under this agreement are included in affiliates payables.

12.                               Contingencies

Environmental Compliance

The United States Environmental Protection Agency and several states have adopted laws and regulations relating to underground storage tanks used for petroleum products.

Management currently believes that substantially all capital expenditures for electronic monitoring, cathodic protection, and overfill/spill protection to comply with existing regulations have been completed. With the exceptions discussed below, the

Company believes it has no material joint and several environmental liabilities with other parties. Additional regulations or amendments to the existing regulations could result in future revisions to such estimated expenditures.

Under the Exxon MD/DE Portfolio and Exxon VA Portfolio acquisition agreements, the Company assumed environmental compliance and remediation obligations for acquired sites. Prior to closing, Exxon performed Phase I & II environmental evaluations of sites transferred and as a result, certain sites were identified with remediation obligations. Exxon estimated a total cost of $6,300 to remediate the sites prior to the respective closings and engaged a contractor to perform the work for that cost. The liabilities were assumed by the Company in the Exxon MD/DE and VA Portfolio acquisitions and a $6,300 liability was recorded on June 23, 2010.   The Company believes it is entitled to substantial indemnification for the remediation liabilities under the terms of the Exxon MD/DE Portfolio and Exxon VA Portfolio agreements and Exxon has placed the $6,300 in escrow to cover the remediation costs.  Therefore, the Company recorded a receivable from Exxon for $6,300 on June 23, 2010. As of December 31, 2013 and 2012, the balance in both the receivable and liability accounts was $2,560 and $3,264, respectively.  The Company believes the funds in escrow are sufficient to cover all costs to remediate the sites.  The Company expects substantially all remediation efforts to be completed in the next four years.

Franchise Agreements

The Company operates under franchise agreements in accordance with the Petroleum Marketing Practices Act (the “Act”).  The Act provides for certain protections to dealers of sites regarding fuel prices, termination, and renewal of agreements as well as establishes uniform rules for the relationship. The agreements grant the franchisee the rights to use the convenience store and/or the obligation to purchase branded fuel from the Company.

On May 25, 2012, the Company executed a second amendment to a regional franchise development agreement that allows the Company to develop, operate and service additional sites located in a designated territory under the Circle K franchise program.  Under the agreement, the Company converted 61 company operated sites to Circle K branded sites. The Company pays an agreed upon royalty fee based on merchandise sales which is expensed in cost of sales. Branding funds were allocated on a formula based on sales. There were additions of equipment in 2013 and 2012 of $1,749 and $2,498, respectively. These additions were included in fixed assets, with a corresponding capital lease liability.

Legal Matters

From time to time, the Company is involved in other legal and administrative proceedings or investigations arising from the conduct of business operations, including contractual disputes; environmental contamination or remediation issues; employment or personnel matters; personal injury and property damage claims; and claims by federal, state, and local regulatory authorities relating to the sale of products pursuant to licenses and permits issued by those authorities. Claims for compensatory or exemplary damages in those actions may be substantial. While the outcome of such litigation, proceedings, investigations, or claims is never certain, it is the Company’s position, after taking into consideration legal counsel’s assessment and the availability of insurance proceeds and other collateral sources to cover potential losses, that the ultimate disposition of such matters currently pending or threatened, individually or cumulatively, will not have a material adverse effect on the Company’s consolidated financial position, results of operations, and cash flows.

13.                               Leases

Operating Leases

The Company leases office space, certain convenience stores and office equipment under operating leases. Future minimum lease payments under non-cancelable operating leases at December 31, 2013 are as follows (in thousands):

2014	$4,818
2015	4,382
2016	3,173
2017	1,381
2018	972
Thereafter	1,256
Total future minimum lease payments	$15,982

These leases have initial terms of up to 20 years and certain leases contain one or more renewal options, generally for 5 to 10 years.

Capital Leases

The Company leases certain equipment under capital leases.  Future obligations under capital leases at December 31, 2013 are as follows (in thousands):

2014	$268
2015	794
2016	794
2017	794
2018	794
Thereafter	1,720
Total minimum lease payments	5,164
Less amount representing interest	(1,141)
Present value of minimum lease payments	$4,023

Dealer Leases

The Company leases approximately 135 stores to third party dealers under operating leases.  Future minimum lease payments expected to be received under operating leases as of December 31, 2013 are as follows (in thousands):

2014	$14,755
2015	9,622
2016	1,073
2017	848
2018	324
Thereafter	496
Total future minimum lease payments	$27,118

14.                               Interest Expense, net

Interest expense, net, consists of the following:

	MACS	MACS Holdings
	Successor	Predecessor
	Period from October 3, 2013 to December 31, 2013	Period from January 1, 2013 to October 2, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
		(in thousands)
Interest on Debt	$2,477	$16,250	$24,905	$25,423
Amortization of Deferred Financing Costs	65	6,050	2,216	3,393
Cash Paid on Interest Rate Swaps	—	514	712	999
Fair Market Value of Interest Rate Swaps	—	(487)	(313)	732
Amortization of Debt Fair Value Premium	—	—	(391)	(976)
Interest Income	(43)	—	(196)	(105)
Interest Expense, net	$2,499	$22,327	$26,933	$29,466

15.                               Subsequent Events

The Company has evaluated all subsequent events through October 21, 2014, the date the financial statements were available to be issued.

In May 2014, the Company acquired 40 sites located in Tennessee and Georgia from Tiger Management Group, LLC.  This transaction was valued at approximately $114 million.

In October 2014, Susser Petroleum Partners LP, a consolidated subsidiary of ETP, acquired the Company in a transaction valued at approximately $768 million.